Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096
Contact: Ian Bailey or Michael Sheehan
(305) 982-2625
For Immediate Release
ROYAL CARIBBEAN REPORTS RECORD THIRD QUARTER EARNINGS AND
COMMENTS ON CURRENT ENVIRONMENT
MIAMI — October 28, 2008 — Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today announced its earnings for the third quarter of 2008.
Key Highlights
•	Third quarter 2008 net income rose to a record $411.9 million, or $1.92 per share, compared to $395.0 million, or $1.84 per share in 2007. Business conditions for the quarter were about as expected, but operating expenses were lower.

•	The strengthening of the U.S. dollar impacted third quarter yields and expenses by corresponding amounts versus expectations. Net Yields improved 0.7% for the quarter.

•	Net Cruise Costs per APCD increased 5.0%, and Net Cruise Costs excluding fuel per APCD decreased 2.3%, both significantly better than previous guidance.

•	For the full year 2008, the company expects earnings per share to be $2.73 to $2.78, based on today’s fuel prices.

•	While the company’s order book remains solid, there has been a significant deterioration recently in new bookings due to economic and financial turmoil. The company expects fourth quarter yields to decrease approximately 4% to 5%. Just over half of the decline from prior guidance is due to the stronger U.S. dollar.

•	The company’s liquidity as of September 30 was comparable to historical levels at approximately $1.4 billion.

•	The company has financing commitments and/or financing guarantees available for all of its vessels on order.

•	The previously announced $125 million cost savings initiatives are in place and the company expects to meet this target.

“While we are pleased with our third quarter results, the operating environment has changed dramatically in recent weeks,” said Richard D. Fain, chairman and chief executive officer. “We are focused on responding to this challenge, but it is reassuring to know that our liquidity is good, that we entered this period with a solid order book, and that we have a business model that has proven resilient during tough times.”
Third Quarter 2008 Results
Royal Caribbean Cruises Ltd. today announced record net income for the third quarter 2008 of $411.9 million, or $1.92 per share, compared to net income of $395.0 million, or $1.84 per share, in 2007. This improvement was due primarily to increased capacity, higher yields, and lower net cruise costs, partially offset by higher fuel prices. As previously announced, these figures also include the receipt of a legal settlement of $17.6 million. Higher fuel prices increased costs by $65.1 million, or $0.30 per share. While fuel costs per metric ton increased 46% versus 2007, they were $48 per metric ton, or $0.07 per share lower than previous guidance. Selling, general and administrative expense was $17.2 million, or $0.08 per share better than previous guidance due primarily to timing and management’s focus on cost containment.
Significant strengthening of the U.S. dollar during the quarter affected Net Revenue Yield and Net Cruise Cost per APCD compared to previous guidance, but largely offset one another and were not material to the company’s third quarter net income. Absent this currency fluctuation, Net Revenue Yields for the quarter would have been consistent with previous guidance. Net Cruise Costs per APCD would still have been lower than previous guidance due to fuel pricing, timing and continued cost focus.
Key metrics for the quarter were as follows:
•	Net Yields increased 0.7% to $219 per APCD.

•	Excluding fuel, Net Cruise Costs per APCD decreased 2.3%.

•	Fuel expenses increased 46%, while fuel expenses per APCD increased 42% as a result of hedging and energy saving initiatives. The average at-the-pump price for the quarter was $669 per metric ton versus $457 per metric ton in 2007.

•	Net Cruise Costs per APCD increased 5.0%.

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Revenue Environment
The company noted that new bookings slowed considerably during the month of September but have leveled off over the last couple of weeks. “As we have seen during other challenging periods, our customers are delaying their further out purchase decisions,” said Brian J. Rice, executive vice president and chief financial officer. “It is too early to respond to this atmosphere in a systematic way, but we have attracted short term volume in the traditionally weak fourth quarter using discounts. Had the value of the U.S. dollar not strengthened, we would be forecasting flat yields in the fourth quarter.”
Cost Savings Initiatives Update
In conjunction with the release of the company’s second quarter earnings, a $125 million cost cutting initiative was announced. The initiative was primarily targeted at the company’s general and administrative expenses and was specifically designed to preserve the company’s guest experience, trade relationships and global expansion efforts. The program is on track to deliver the announced 2009 cost savings and has produced better than expected results in 2008. Given the success of the program, the company is reiterating its previous guidance to reduce 2009 Net Cruise Costs excluding fuel per APCD to 2007 levels.
Fuel Expense Guidance
The company does not forecast fuel prices and its cost guidance for fuel is based on current at-the-pump prices net of any hedging impacts. Based on today’s fuel prices, the company has included $686 million in fuel expenses in its full year 2008 guidance. This figure is $86 million, or $0.40 per share, lower than its previous guidance. Assuming the company’s fuel costs correlate with movement in the price of WTI, a $10 change in WTI per barrel, would equate to a $10 million change in the company’s fuel expense for the fourth quarter.

	Fourth Quarter 2008	Full Year 2008

Consumption (metric tons in thousands)	322	1,219

Fuel Expenses	$146 Million	$686 Million

Percent Hedged (forward consumption)	55%	55%

Impact of $10 Change in WTI/Barrel	$10 Million	$10 Million

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The company also noted that current 2009 fuel cost projections have dropped from $890 million in its previous guidance to $635 million currently. This drop of $255 million equates to $1.19 in EPS improvement. For 2009 the company’s fuel consumption is 39% hedged, and assuming the company’s fuel costs correlate with movement in the price of WTI, a $10 change in WTI per barrel, would equate to a $51 million change in the company’s fuel expense for the full year. Historically, the company’s price at-the-pump has correlated well with WTI, but over the past few quarters fluctuations in this relationship have caused volatility in these estimations.
Guidance Summary
The company provided the following estimates for the fourth quarter and full year 2008, as compared to the fourth quarter and full year 2007, respectively.

	Fourth Quarter 2008	Full Year 2008

Earnings Per Share	$0.05 - $0.10	$2.73 to $2.78

Capacity	2.9%	5.2%

Net Yields	(4%) - (5%)	Approx. 1%

Net Cruise Costs per APCD	Approx. (3%)	Approx. 3%

Net Cruise Costs per APCD, excluding Fuel	Approx. (1%)	(1%) - (2%)

Depreciation and Amortization	$133 to $138 Million	$519 to $524 Million

Interest Expense	$88 to $93 Million	$328 to $333 Million
In summarizing the company’s third quarter 2008 results and outlook Fain added, “The company’s performance, during a period of such economic uncertainty and unprecedented market volatility, is a testament to our business model. Nonetheless, we are taking proactive steps to respond to these challenges. Our strong brand positioning, a management team focused on cost improvement and the most innovative fleet in the industry provide a strong and stable platform from which to weather a difficult 2009 and to capture the eventual benefit of a rebounding economy and a more optimistic consumer.”

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Liquidity and Financing Arrangements
As of September 30, 2008, liquidity was $1.4 billion, including cash and cash equivalents and the undrawn portion of the company’s unsecured revolving credit facility.
In response to recent events in the credit markets, the company provided more details about its Newbuild financing arrangements.
The company took delivery of the Celebrity Solstice on October 24. The vessel was financed through a $519.1 million loan facility with KfW Ipex-Bank GMBH and BNP Paribas S.A. The facility is a 12-year unsecured loan bearing interest of LIBOR plus 45 basis points, or a total of 4.28% at today’s interest rates.
The company has four additional Solstice Class vessels under construction in Germany all of which have committed bank financing arrangements and include financing guarantees for a portion of the financed amount from HERMES (Euler Hermes Kreditrersicherungs AG), the export credit agency of the German government. The terms of the financing guarantees and bank commitments are similar to those established for the Celebrity Solstice and are executable at the company’s option.
The company also has two Oasis Class vessels for its Royal Caribbean International brand under construction in Finland, both of which have commitments for financing guarantees which can be used at the company’s option. Oasis of the Seas is scheduled for delivery in the fourth quarter of 2009 and Allure of the Seas is scheduled for delivery in late 2010. The guarantee commitments are from Finnvera, the export credit agency of Finland and provide potential lenders with government guarantees of up to 80% of the financed amount.
The company expects that these financing arrangements will be adequate to meet its ongoing operations and capital expenditure requirements and the company does not anticipate any other requirements to access the capital markets in the foreseeable future.
Capital Expenditures and Capacity Guidance
Based on current ship orders, projected capital expenditures for 2008, 2009, 2010, 2011, and 2012, estimates are $2.1 billion, $2.1 billion, $2.2 billion, $1.0 billion, and $1.0 billion,

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respectively. Projected capacity increases for the same five years are estimated at 5.2%, 6.9%, 12.8%, 7.1%, and 3.0%, respectively.
Conference Call Scheduled
The company has scheduled a conference call at 10 a.m. Eastern Daylight Time today to discuss its earnings. This call can be heard, either live or on a delayed basis, on the company’s investor relations web site at www.rclinvestor.com.
Terminology
Available Passenger Cruise Days (“APCD”)
APCDs are our measurement of capacity and represent double occupancy per cabin multiplied by the number of cruise days for the period.
Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.
Gross Yields
Gross Yields represent total revenues per APCD.
Net Cruise Costs
Net Cruise Costs represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs to be the most relevant indicator of our performance. We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs due to the significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

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Net Debt-to-Capital
Net Debt-to-Capital is a ratio which represents total long-term debt, including current portion of long-term debt, less cash and cash equivalents (“Net Debt”) divided by the sum of Net Debt and total shareholders’ equity. We believe Net Debt and Net Debt-to-Capital, along with total long-term debt and shareholders’ equity are useful measures of our capital structure.
Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.
Net Yields
Net Yields represent Net Revenues per APCD. We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses. We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.
Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.
Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.
Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Cruises and CDF Croisieres de France. The company has a combined total of 38 ships in service and six under

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construction. It also offers unique land-tour vacations in Alaska, Asia, Australia, Canada, Europe, Latin America and New Zealand. Additional information can be found on www.royalcaribbean.com, www.celebrity.com, www.pullmantur.es, www.azamaracruises.com or www.rclinvestor.com.
Certain statements in this news release are forward-looking statements. Words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “goal”, “intend”, “may”, “plan”, “project”, “seek”, “should”, “will”, and similar expressions are intended to help identify these forward-looking statements. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the following: general economic and business conditions, vacation industry competition and changes in industry capacity and overcapacity, the impact of tax and environmental laws and regulations affecting our business or our principal shareholders, the impact of changes in other laws and regulations affecting our business, the impact of pending or threatened litigation, the delivery of scheduled new ships, the impact of emergency ship repairs, including the related lost revenue, the impact of problems encountered at shipyards, including industrial actions, shipyard insolvency or financial difficulties, the impact on prices of new ships due to shortages in available shipyard facilities, component parts and shipyard consolidations, negative incidents involving cruise ships including those involving the health and safety of passengers, reduced consumer demand for cruises as a result of any number of reasons, including geo-political and economic uncertainties and the unavailability or cost of air service, fears of terrorist attacks, armed conflict and the resulting concerns over safety and security aspects of traveling, the impact of the spread of contagious diseases, the availability under our unsecured revolving credit facility, cash flows from operations and our ability to obtain new borrowings and raise new capital on terms that are favorable or consistent with our expectations to fund operations, debt payment requirements, capital expenditures and other commitments, the impact of a prolonged economic downturn on the demand for cruises, the impact of disruptions in the global financial markets on the ability of our counterparties and others to perform their obligations to us, changes in our stock price or principal shareholders, the impact of changes in operating and financing costs, including changes in foreign currency, interest rates, fuel, food, payroll, insurance and security costs, the unavailability of ports of call, weather, and other factors described in further detail in Royal Caribbean Cruises Ltd.’s filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, certain financial measures in this news release constitute non-GAAP financial measures as defined by Regulation G. A reconciliation of these items can be found on our investor relations website at www.rclinvestor.com.
Financial Tables Follow
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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Passenger ticket revenues	$1,498,221	$1,423,179	$3,676,201	$3,360,586
Onboard and other revenues	565,168	530,413	1,400,047	1,297,459

Total revenues	2,063,389	1,953,592	5,076,248	4,658,045

Cruise operating expenses
Commissions, transportation and other	375,638	356,471	918,313	844,784
Onboard and other	168,145	148,218	363,980	316,792
Payroll and related	170,269	153,106	487,851	432,686
Food	90,432	87,062	255,530	236,044
Fuel	207,274	140,655	539,807	384,070
Other operating	263,903	263,732	763,365	741,736

Total cruise operating expenses	1,275,661	1,149,244	3,328,846	2,956,112
Marketing, selling and administrative expenses	191,115	199,169	592,604	578,547
Depreciation and amortization expenses	134,706	122,345	386,373	360,021

Operating Income	461,907	482,834	768,425	763,365

Other income (expense)
Interest income	5,620	5,704	11,143	16,655
Interest expense, net of interest capitalized	(80,560)	(85,270)	(239,594)	(251,266)
Other income (expense)	24,920	(8,268)	32,269	3,821

	(50,020)	(87,834)	(196,182)	(230,790)

Net Income	$411,887	$395,000	$572,243	$532,575

Earnings Per Share:
Basic	$1.93	$1.85	$2.68	$2.50

Diluted	$1.92	1.84	$2.67	$2.49

Weighted-Average Shares Outstanding:
Basic	213,524	213,039	213,445	212,667

Diluted	214,172	214,295	214,334	214,170

STATISTICS

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Occupancy	107.8%	109.1%	105.5%	106.4%

Passenger Cruise Days	7,487,096	7,277,757	20,719,165	19,711,739

APCD	6,945,217	6,668,881	19,640,167	18,526,888

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	September 30,	December 31,
	2008	2007
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$301,963	$230,784
Trade and other receivables, net	324,131	313,640
Inventories	114,290	96,813
Prepaid expenses and other assets	146,841	137,662
Derivative financial instruments	158,629	213,892

Total current assets	1,045,854	992,791

Property and equipment, net	13,143,055	12,253,784
Goodwill	782,183	797,791
Other assets	799,594	937,915

	$15,770,686	$14,982,281

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$430,861	$351,725
Accounts payable	222,631	222,895
Accrued interest	138,132	132,450
Accrued expenses and other liabilities	451,922	401,224
Customer deposits	1,158,151	1,084,359
Hedged firm commitments	139,635	146,642

Total current liabilities	2,541,332	2,339,295
Long-term debt	5,597,943	5,346,547
Other long-term liabilities	611,100	539,096

Commitments and contingencies

Shareholders’ equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 223,870,166 and 223,509,136 shares issued, September 30, 2008 and December 31, 2007, respectively)	2,239	2,235
Paid-in capital	2,947,528	2,942,935
Retained earnings	4,591,052	4,114,877
Accumulated other comprehensive (loss) income	(96,288)	120,955

Treasury stock (11,066,615 and 11,026,271 common shares at cost, September 30, 2008 and December 31, 2007, respectively)	(424,220)	(423,659)

Total shareholders’ equity	7,020,311	6,757,343

	$15,770,686	$14,982,281

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Nine Months Ended
	September 30,
	2008	2007
Operating Activities
Net income	$572,243	$532,575
Adjustments:
Depreciation and amortization	386,373	360,021
Changes in operating assets and liabilities:
Increase in trade and other receivables, net	(16,835)	(146,569)
Increase in inventories	(18,528)	(11,532)
Increase in prepaid expenses and other assets	(9,165)	(60,020)
Decrease in accounts payable	(1,652)	(4,730)
Increase in accrued interest	5,682	86,636
Increase in accrued expenses and other liabilities	61,648	126,235
Increase in customer deposits	73,404	273,372
Other, net	(8,406)	4,065

Net cash provided by operating activities	1,044,764	1,160,053

Investing Activities
Purchases of property and equipment	(1,413,347)	(1,225,065)
Cash received on settlement of derivative financial instruments	256,338	49,782
Loans and equity contributions to unconsolidated affiliates	(41,429)	—
Other, net	(11,317)	(6,749)

Net cash used in investing activities	(1,209,755)	(1,182,032)

Financing Activities
Debt proceeds	1,143,682	1,904,979
Debt issuance costs	(13,400)	(10,134)
Repayments of debt	(762,826)	(1,515,101)
Dividends paid	(128,045)	(66,339)
Proceeds from exercise of common stock options	3,656	16,932
Other, net	(4,318)	(1,818)

Net cash provided by financing activities	238,749	328,519

Effect of exchange rate changes on cash	(2,579)	846

Net increase in cash and cash equivalents	71,179	307,386
Cash and cash equivalents at beginning of period	230,784	104,520

Cash and cash equivalents at end of period	$301,963	$411,906

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$226,172	$190,995

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ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
     Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Passenger ticket revenues	$1,498,221	$1,423,179	$3,676,201	$3,360,586
Onboard and other revenues	565,168	530,413	1,400,047	1,297,459

Total revenues	2,063,389	1,953,592	5,076,248	4,658,045

Less:
Commissions, transportation and other	375,638	356,471	918,313	844,784
Onboard and other	168,145	148,218	363,980	316,792

Net revenues	$1,519,606	$1,448,903	$3,793,955	$3,496,469

APCD	6,945,217	6,668,881	19,640,167	18,526,888
Gross Yields	$297.09	$292.94	$258.46	$251.42
Net Yields	$218.80	$217.26	$193.17	$188.72
     Gross Cruise Costs and Net Cruise Costs were calculated as follows (in thousands, except APCD and costs per APCD):

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Total cruise operating expenses	$1,275,661	$1,149,244	$3,328,846	$2,956,112
Marketing, selling and administrative expenses	191,115	199,169	592,604	578,547

Gross Cruise Costs	1,466,776	1,348,413	3,921,450	3,534,659

Less:
Commissions, transportation and other	375,638	356,471	918,313	844,784
Onboard and other	168,145	148,218	363,980	316,792

Net Cruise Costs	$922,993	$843,724	$2,639,157	$2,373,083

APCD	6,945,217	6,668,881	19,640,167	18,526,888
Gross Cruise Costs per APCD	$211.19	$202.19	$199.66	$190.79
Net Cruise Costs per APCD	$132.90	$126.52	$134.38	$128.09
     Net Debt-to-Capital was calculated as follows (in thousands):

	As of
	September 30,	December 31,
	2008	2007
Long-term debt, net of current portion	$5,597,943	$5,346,547
Current portion of long-term debt	430,861	351,725

Total debt	6,028,804	5,698,272
Less: Cash and cash equivalents	301,963	230,784

Net Debt	$5,726,841	$5,467,488

Total shareholders’ equity	$7,020,311	$6,757,343
Total debt	6,028,804	5,698,272

Total debt and shareholders’ equity	13,049,115	12,455,615

Debt-to-Capital	46.2%	45.7%
Net Debt	5,726,841	5,467,488

Net Debt and shareholders’ equity	$12,747,152	$12,224,831

Net Debt-to-Capital	44.9%	44.7%

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